UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.___)

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                           FIRST CITIZENS BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

                                             N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST CITIZENS BANCSHARES, INC.
One First Citizens Place
Dyersburg, Tennessee 38024

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Wednesday, April 21, 2010

TO:  Shareholders of First Citizens Bancshares, Inc.

                The annual meeting of shareholders of First Citizens Bancshares, Inc. will be held in the Lipford Room of First Citizens National Bank, One First Citizens Place, Dyersburg, Tennessee, on April 21, 2010 at 10:00 a.m. to act upon the following items of business:

1.             To elect seven directors for a term of three years expiring in 2013;

2.             To ratify the appointment of Alexander Thompson Arnold PLLC as our independent registered public accounting firm for the year ending December 31, 2010; and

3.             To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

                We describe these items of business in more detail in the accompanying proxy statement. Shareholders of record at the close of business February 26, 2010 are entitled to notice of and to vote at the meeting.

                Please date, sign and return the enclosed proxy immediately in the stamped envelope provided.  It is important that you sign and return the proxy, even though you plan to attend the meeting in person.  You may revoke the proxy at any time before the proxy is exercised by giving written notice to us or by advising us at the meeting. If you will need special assistance at the meeting because of a disability, please contact Judy Long, Secretary at (731) 287-4254.

 This 15th day of March 2010.

                               By Order of the Board of Directors
                               /s/ Katie S. Winchester
                               Katie S. Winchester
                               Chairman

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR PROXY BY
COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY.

First Citizens Bancshares, Inc.
One First Citizens Place
Dyersburg, Tennessee 38024

Proxy Statement
Annual Meeting of Shareholders
April 21, 2010

Solicitation

                The proxy accompanying this statement is solicited by and on behalf of the board of directors of First Citizens Bancshares, Inc. (the "Company") for use at the annual meeting of shareholders and any adjournment or postponement thereof. The annual meeting of shareholders of the Company will be held in the Lipford Room of First Citizens National Bank, One First Citizens Place, Dyersburg, Tennessee, on April 21, 2010 at 10:00 a.m.

                We will pay the expense of preparing, assembling, printing and mailing the proxy statement and materials used in the solicitation of proxies for the meeting.  We will solicit proxies principally through use of the mail, but our officers, directors and employees may solicit proxies personally or by telephone, without receiving special compensation therefor.  Brokers, custodians and similar parties will be requested to send proxy material to beneficial owners of stock and will be reimbursed for reasonable expenses.  We have commenced mailing this proxy statement and accompanying form of proxy to shareholders on or about March 15, 2010.

                We will vote all proxies that are properly executed and returned to management, in accordance with your directions.  You may revoke any proxy you delivered to us at any time before it is exercised by providing written notice to Judy Long, Secretary of the Company, or by voting another proxy at a later date.  If you are present at the meeting and wish to vote in person, you should advise the Chairman of your intention to vote in person prior to any vote being taken.

                If you return your proxy but do not specify how you wish your shares to be voted, we will vote the shares represented by your executed proxy "for" the nominees for election as directors (provided that in the event cumulative voting occurs, the proxy holders will cumulate votes using their judgment so as to ensure the election of as many of the nominees as possible) and "for" the ratification of Alexander Thompson Arnold PLLC to serve as our independent registered public accounting firm for the year ending December 31, 2010. If any other business is properly presented at the meeting, the proxy holders will vote your proxy in accordance with their discretion.

Voting Securities

                At the close of business February 26, 2010, we had 3,625,469 shares of common stock outstanding and entitled to vote. You are entitled to one vote, in person or by proxy, for each share of common stock you owned as of February 26, 2010, the record date for the annual meeting.

                A majority of the shares of our common stock, representing a majority of the votes entitled to be cast, present or represented by proxy, constitutes a quorum for the annual meeting. A quorum is necessary to conduct business at the annual meeting.

If any shareholder present at the annual meeting gives notice of the intention to vote cumulatively at the meeting prior to the voting for election of directors, then all shareholders eligible to vote will be entitled to cumulate their shares in voting for the election of directors. Cumulative voting allows you to cast a number of votes equal to the number of shares held in your name as of the record date, multiplied by the number of directors to be elected. You may cast votes for any one nominee or you may distribute your votes among as many nominees as you wish. You may not, however, cumulate your votes against a nominee. If cumulative voting is declared at the meeting, we will cumulate votes represented by proxies delivered pursuant to this proxy statement at the discretion of the proxy holder, in accordance with management's recommendation.

            If cumulative voting is not declared at the meeting, director nominees will be elected by a plurality of the votes cast by the shareholders of our common stock entitled to vote in the election of directors. The appointment of Alexander Thompson Arnold PLLC to serve as our independent registered public accounting firm for the year ending December 31, 2010 will be ratified if the votes cast (in person or by proxy by the shares of common stock entitled to vote at the meeting) favoring ratification exceed the votes cast (in person or by proxy by the shares of common stock entitled to vote at the meeting) opposing ratification. The approval of all other matters submitted to the shareholders will also be approved if the votes cast (in person or by proxy by the shares of common stock entitled to vote at the meeting) favoring the matter exceed the votes cast (in person or by proxy by the shares of common stock entitled to vote at the meeting) opposing the matter.

Inspectors of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to be cast for purposes of determining the presence of a quorum. Abstentions will not, however, constitute a vote "for" or "against" and will be disregarded in the calculation of a plurality or of "votes cast."

            Inspectors of election will treat shares referred to as "broker non-votes" (i.e. shares held of record by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote with respect to proposals that do not relate to "routine" matters, such as the ratification of our independent registered public accounting firm) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any "non-routine" matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote (such as the election of our directors), those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

Proposal I.  Election of Directors

            Our board of directors consists of 21 members with the terms of approximately 1/3 of the directors expiring every year. At the meeting you will be asked to elect the individuals listed below who have been nominated by the board of directors to serve a term of three years. Once elected, each director shall serve the stated term or until his or her successor has met the necessary qualifications and has been elected. Should any nominee determine that he or she is unable to serve, the persons named in the accompanying proxy intend to vote for the balance of those named. Each member of the Company's board of directors also serves as a director on the board of First Citizens National Bank (the "Bank"), a wholly-owned subsidiary of the Company.

                The following tables set forth information (as of February 26, 2010) for each of our nominees and for directors whose terms expire in the years 2011 and 2012. No director holds a directorship with any other public company or registered investment company.

NOMINEES FOR ELECTION WHOSE TERMS WILL EXPIRE IN 2013

Name, Principal Occupation for Past Five Years and Qualifications	Age	Director Since

WILLIAM C. CLOAR	73	1991

  Owner/Manager Cloar Farms

  Retired 1998 as Senior Vice President of Community Relations from Dyersburg Fabrics, Inc., a textile manufacturing plant.

  B.S.I.M., Georgia Tech

  Member and past president of the Dyersburg Rotary Club

  Active in the Boy Scouts of America

  President, West Tennessee Council, BSA for two years

  Advisory Board, Southern Region, Boy Scouts of America

  Member of Dyer County Commission (Budget Committee)

  Board of Directors:

    Dyersburg Humane Society

    Dyersburg Weed & Seed Program

    Dyer County Historical Society

JAMES DANIEL CARPENTER	60	1993

  Managing Partner, Flatt Heating & Air Conditioning.

  B.S., University of TN

  Previously served as Lending and Credit Manager, Dyersburg Production Credit Association

  Managed farming operation for 20 years

  Dyer County Community Housing Board

  Past President, Newbern Rotary Club

RICHARD W. DONNER	59	1985

  President of Trenton Mills, a textile manufacturing facility.

  Attended University of TN

  Previously served as Vice President of Sales and Marketing, Dyersburg Fabrics

  Owner/operator of livestock farm in Dyer County

  Chaired Annual Fund Drives for Boy Scouts of America, Girl Scouts of America and West Tennessee Heart Fund

BENTLEY F. EDWARDS	52	1997

  Chief Operating Officer of Burks Beverage, L.P., a distributor of Dr. Pepper-Pepsi Cola products.

  Executive Vice President, Burks Enterprises, Inc.

  Past Chairman, Dyersburg/Dyer County Chamber of Commerce

  Partner, Pennwards Associates, LP

  Partner, Green Village Partners, LP

  Chairman, Beverage Association of Tennessee

  Past President & Member, Dyersburg Kiwanis Club

  Vice-Chair, Dyersburg/Dyer County Chamber of Commerce Retail Development

RALPH E. HENSON	68	1997

  Executive Vice President of the Bank and the Company. Previously served as Chief Credit Officer of the Bank from February 1993 to December 31, 2006, at which time he transitioned to part-time employment.

  B.S. Agriculture, University of TN

  Forty-five years experience in Commercial Banking

  Managing Partner of Commercial Real Estate Company

  Served as member of Dyer County Commission for 27 years (Chairman of Finance Committee)

  Wesley Homes - Dyersburg, Board of Directors

  Northwest Tennessee Regional Port Authority, Board of Directors

STALLINGS LIPFORD	81	1960

  Chairman Emeritus of the Board of the Bank and the Company. Previously served as Chairman of the Board of the Company and the Bank from February 1984 to April 2005.

  Former President, CEO & Chairman of First Citizens National Bank and First Citizens Bancshares

  Former Chairman of Dyer County Industrial Board

  Served two three-year terms on the Board of the Federal Reserve Bank of St. Louis, Memphis Branch

LARRY S. WHITE	61	1997

  President of White & Associates Insurance Agency, Inc., a general insurance agency offering all lines of insurance. Managing Partner, First Citizens/White & Associates Insurance Company, LLC (50% owned subsidiary of the Bank).

  B.S., Business, University of TN

  President, Home Health Company

  Dyersburg State Community College Foundation Board

  Dyersburg/Dyer County Chamber of Commerce Board

  Past President & Member, Dyersburg Rotary Club

  Past President, Dyersburg Lions Club

  Chairman, Dyersburg Regional Medical Center

INCUMBENTS WHOSE TERMS WILL EXPIRE IN 2012*

Name, Principal Occupation for Past Five Years and Qualifications	Age	Director Since

JEFFREY D. AGEE	49	2005

  President and CEO of the Bank and the Company.  Previously served as Executive Vice President and CFO of the Bank and Vice President and CFO of the Company from August 1999 to June 2004.

  B.S., Accounting, University of TN

  Graduate of ABA Stonier Graduate School of Banking, Georgetown University

  Graduate of BAI School of Bank Administration, University of Wisconsin

  Certified Public Accountant

  Certified through FINRA as holder of a Series 27 Broker's license

  Financial and Operations Principal of First Citizens Financial Plus, Inc. (wholly owned subsidiary of the Bank)

  Understanding of SEC rules and regulations and provisions of Sarbanes/Oxley Act

  Currently serves on Boards of Directors of thirteen community and professional organizations.

EDDIE EUGENE ANDERSON	62	1984

  Owner/Operator Anderson Farms

  Attended University of TN

  Member & Chairman, Board of Dyer County Fair Association

  Vice Chairman of Agriculture Dyersburg/Dyer Chamber of Commerce

  Past Chairman, Dyersburg/Dyer County Chamber of Commerce

CHRISTIAN E. HECKLER	42	2006

  Appointed Regional President of the Southwest Region for the Bank in April 2006. Previously served as Community Bank President and Commercial Lender from 2002 to April 2006.

  B.S., Business Administration, University of TN

  Vice President/Commercial Lending Renasant Bank 2000 to 2003

  Vice Present/Commercial Lending Trustmark National Bank 1998 to 2000

  Board of Directors, Millington YMCA

  Advisory Board, Covington Heart to Heart

  Past Chairman, Covington Heart to Heart Annual Fund Campaign

  Millington Rotary Club

BARRY T. LADD	69	1996

  Retired.  Previously served as Executive Vice President and Chief Administrative Officer of the Company and the Bank from January 1996 to December 31, 2006.

  B.S. & M.S., University of TN

  Graduate, School of Banking of the South

  Technical Representative for Shell Chemical Company

  Account Production Officer, Security Bank

  Branch Manager & Lending Officer, First Citizens National Bank

  Commercial Lending Officer, First Citizens National Bank

  Partner in family farming/cattle operation business

  Chairman, Newbern Industrial Board

  Newbern Housing Authority Board

  Dyer County Community Housing Board

JOHN M. LANNOM	56	1999

  Attorney, private legal practice, Dyersburg, TN.

  Board Chairman and Chief Executive Officer of Forcum Lannom, Incorporated.

  B.A., Vanderbilt University

  J.D., University of Memphis, School of Law

  Secretary, Forcum Lannom Contractors, LLC

  Past Chairman, Dyersburg/Dyer County Chamber of Commerce

  Board of Directors:

    Dyer County Adult Education

    Dyersburg State Community College Foundation Board

    Dyer County United Way

    Dyersburg/Dyer County Chamber of Commerce

MILTON E. MAGEE	73	1969

  Retired, Chic Farm Co., general farming.  Partner Magee and Taylor, FLP, and J&M FLP, general farming.

  B.S., Agriculture, University of TN

  Member of the Dyer County Commission

  Chairman, Dyer County Commission

  Prior service on Finance Committee of Dyer County Commission

  Board of Directors, Baptist Memorial Health Care Corporation, Memphis,

  Past and Incoming Chairman, Baptist Memorial Health Care Corporation

G.W. SMITHEAL	54	1993

  Managing Partner, Smitheal Farm & Biesel and Smitheal Cattle Company

  B.S., Agriculture, Economics, University of TN

  Treasurer of Farming Partnership

  Boy Scout Troop 88, Advisory Board

  West Tennessee Area Council, Boy Scouts of America Annual Fund Drive

* P.H. White, Jr., a director whose term was scheduled to expire in 2012, passed away on June 11, 2009. The resulting vacancy on the board was not filled by the remaining directors.

INCUMBENTS WHOSE TERMS WILL EXPIRE IN 2011

Name, Principal Occupation for Past Five Years and Qualifications	Age	Director Since

J. WALTER BRADSHAW	48	1993

  Managing Partner and Director, Bradshaw & Co. Insurors, an independent insurance agency.

  B.S., Accounting, University of TN

  J.D., University of Memphis, School of Law

  Past Chairman, Dyersburg/Dyer County Chamber of Commerce

  Board of Directors, Dyersburg Electric System

  Past President, Dyersburg Rotary Club

  Member & Past President, Dyer County Fair Association

  President, Insurors of Tennessee

LARRY W. GIBSON	63	1995

  Owner/Manager/President, Roberts-Gibson, Inc., gasoline jobber company.

  Past President & Co-Chair, Executive Committee, Dyer County Fair Board

  Tennessee State Fair Board of Directors

  Past President, Tennessee State Fair Association

  Past President, Dyer County Young Farmers & Homemakers

  Previously served on Foundation Board of Dyersburg State Community College

  Former member Dyersburg/Dyer County Chamber of Commerce Board of Directors

ALLEN G. SEARCY	68	1999

  Secretary of Allen Searcy Builder-Contractor, Inc. President of Crestwood Development Corp.  Vice President of Building Solutions, Inc.  Partner, Allen's Building Materials, Inc. and owner of commercial real estate and rental properties.

  Attended University of TN

  President, Crestwood Development Corporation

  Vice President, Building Solutions, Inc.

  Secretary, Allen Searcy Builder-Contractor, Inc.

  Partner, Allen's Building Materials, Inc.

  Latimer & Searcy Investments, Inc. - Commercial & Residential Properties Rental

DAVID R. TAYLOR	63	1997

  Chairman, CEO of Forcum-Lannom Contractors, LLC a company of engineers, contractors and developers.

  B.S., Civil Engineering, University of TN

  President & CEO 1993/2003, CENTEX/FORCUM LANNOM

  President & CEO 2003/2008, Forcum Lannom Contractors, LLC

  Chairman/CEO Forcum Lannom Contractors, LLC

  Past Chairman, Dyersburg/Dyer County Chamber of Commerce

  Vice-Chairman, Dyersburg/Dyer County Chamber of Commerce, Industrial & Economic Development

  Dyersburg State Community College Foundation Board

  Chairman, Investment Committee, DSCC Foundation Board

  Dyer County United Way Board of Directors

  Past Chairman, Dyer County United Way

  Past President, Tennessee Society of Professional Engineers

  Past President of West Tennessee Area Council, Boy Scouts of America

DWIGHT STEVEN WILLIAMS	54	1991

  Owner and President, Johnson-Williams Funeral Home.  Partner, West TN Golf, LLC.

  B.S., Ag Business, University of TN

  B.A., Mortuary Science, Northwest Mississippi School of Mortuary Science

  State Board Certification as licensed Funeral Director and Embalmer

  Manager of Farming Operation and Land Management

KATIE S. WINCHESTER	69	1990

  Chairman of the Company and the Bank.  Previously served as President of the Company and the Bank from 1992 to 2006 and CEO and Vice Chairman of the Company and the Bank from 1996 to April 2007.

  Chairman, Tennessee Higher Education Commission

  Chairman, Baptist Memorial Health Care Corporation, Mempis

  Chairman, Dunagan Chair of Banking, University of TN at Martin

  Member Federal Advisory Council, Federal Reserve Board, Washington, D.C., 2000, 2001 & 2002

  Board of Directors:

    Dyersburg State Community College Foundation Board

    United Way of Dyer County

    Dyer County Adult Education

    Tennessee Vocational Rehabilitation (Dyersburg)

JOSEPH S. YATES	47	2005

  President & CEO, General Appliance and Furniture Company, retail furniture and appliance outlet

  B.S., Business, University of TN

  Past Chairman of Dyersburg/Dyer County Chamber of Commerce

  Chairman of Dyersburg City Schools Board

  Chairman of Dyersburg Downtown Association

  Board of Directors, Dyersburg/Dyer County Chamber of Commerce

Required Vote

                If cumulative voting is not declared at the annual meeting, and assuming the presence of a quorum, director nominees will be elected by a plurality of the votes cast by the shares of our common stock entitled to vote at the annual meeting. If cumulative voting is declared at the annual meeting, the seven director nominees receiving the highest number of votes cast by the shares of our common stock present in person or by proxy at the annual meeting will be elected, assuming the presence of a quorum.

 The board of directors recommends a vote "FOR" each of the nominees listed above.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                The Audit Committee has selected Alexander Thompson Arnold PLLC as our independent registered public accounting firm for the year ending December 31, 2010. We are presenting this proposal to the shareholders for ratification at the annual meeting. A representative of Alexander Thompson Arnold PLLC is expected to be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

                Total fees paid to Alexander Thompson Arnold PLLC for the fiscal years ended December 31, 2009 and 2008 are as follows:

	2009	2008
Audit Fees(1)	$108,350	$99,500
Audit-Related Fees	-	-
Tax Fees(2)	19,726	22,215
All Other Fees	-	-
Total	$128,076	$121,715

__________________________

(1)       Audit Fees for the years ended December 31, 2009 and 2008 consisted principally of fees for professional services in connection with the audits of the Company's consolidated financial statements and the audit of internal control over financial reporting as well as various statutory and compliance audits.

(2)       Tax Fees for the years ended December 31, 2009 and 2008 consisted principally of fees for professional services for tax compliance, tax advice and tax planning.

          The Audit Committee reviews and pre-approves each audit and non-audit service provided by Alexander Thompson Arnold PLLC prior to its engagement to perform such services. The Audit Committee has not adopted any other pre-approval policies or procedures.

Required Vote

Assuming the presence of a quorum, the appointment of Alexander Thompson Arnold PLLC as our independent registered public accounting firm for the year ending December 31, 2010 will be ratified if the votes cast (in person or by proxy by the shares of common stock entitled to vote at the meeting) favoring ratification exceed the votes cast (in person or by proxy by the shares of common stock entitled to vote at the meeting) opposing ratification. In the event that shareholders do not ratify the appointment of Alexander Thompson Arnold PLLC by such vote, the Audit Committee would consider the vote in connection with the engagement of an independent registered public accounting firm for fiscal year 2011, but would likely not consider a change for fiscal year 2010 because of the difficulty and expense of making such a change.

The board of directors recommends a vote "FOR" the ratification of the appointment of Alexander Thompson Arnold PLLC as our independent registered public accounting firm for the year ending December 31, 2010.

CORPORATE GOVERNANCE

                A majority of our directors are independent, as that term is defined below. The Corporate Governance Committee of the board of directors of the Bank has determined that Messrs. Agee, Henson, Heckler and Lipford, and Ms. Winchester are not independent, because each is an employee of the Bank. Although Mr. Larry White meets the criteria defined below for independence, the Corporate Governance Committee does not consider Mr. White to be independent because he serves as Managing Partner of First Citizens/White and Associates Insurance Company, LLC, which is a 50% owned subsidiary of the Bank. The Corporate Governance Committee annually reviews relationships that exist between the Company and a director and his or her related interests for the purpose of determining whether the director is independent. The full board conducts this review on directors serving as members of the Corporate Governance Committee. A director is presumed to be independent unless the director (or his or her immediate family members):

•         Has been an employee or executive of the Company during the last three years;

•         Has been an employee or partner of the Company's independent registered public accounting firm during the last three years;

•         Is an owner, partner, employee, director of an entity with material relationships (i.e., makes payments to, or receives payments from the Company which exceed the greater of $1 million, or 2% of the entity's gross revenues) with the Company, either as a vendor or customer, except in situations where revenues are generated as a result of a competitive bid process in which the board determines the business relationship is in the best interest of the Company; or

•         Receives more than $100,000 per year in direct compensation from the Company, other than director and related fees.

These independence standards can also be found in the "About Us - Investor Relations - Corporate Governance Guidelines - Selection and Composition of the Board" section of our website at www.firstcitizens-bank.com.

Board and Committee Meetings

                   Our board of directors met seven times in 2009 and the Bank's board of directors held 12 meetings in 2009. The Company's board of directors has no standing committees. All directors, except for Mr. Lipford, attended at least 75% of the total of all meetings of the Company's board of directors and all Bank board committees on which such director served during the fiscal year. Although we have no specific policy with regard to attendance by directors at the annual meeting, all directors attended the annual meeting in 2009, except for Mr. Lipford. Mr. Lipford's absences at meetings in 2009 resulted from certain health issues.

Committees of the Board of Directors

Although the Company's board of directors has no standing committees, the Bank's board of directors has an Audit Committee and a Corporate Governance/Nominating/Compensation Committee. On April 15, 2009, the Bank's board appointed members of the Audit Committee and the Corporate Governance/Nominating/ Compensation Committee to serve for a term of one year.

                All members of the Audit Committee and the Corporate Governance/Nominating/Compensation Committee are "independent" as described above in the section entitled "Director Independence." The Audit Committee met five times during 2009 and the Corporate Governance/Nominating/Compensation Committee met six times during 2009. The Audit Committee charter and the Corporate Governance/Nominating/Compensation Committee charter can be found in the "About Us - Investor Relations" section of our website at www.firstcitizens-bank.com.

Audit Committee

The Audit Committee charter requires members of the committee to be financially literate. No members of the committee are considered a "financial expert," as defined in regulations adopted by the Securities and Exchange Commission. The committee's meetings included, whenever appropriate, sessions with our independent registered public accounting firm and our senior internal auditor, in each case without the presence of management.

Nominating Committee

                The Corporate Governance/Nominating/Compensation Committee assists the Company's board in identifying individuals qualified to become directors and recommending to the Company's board nominees to be voted upon at the next annual meeting of shareholders. The committee has responsibility for the selection and composition of the Company's board. The process for nominees to be proposed for election to the board other than those made by the existing board is discussed in detail in the section entitled "General Information - Proposals by Shareholders/Director Selection." The committee also has the responsibility to review shareholder proposals, if any, including shareholder nominations of directors, that are duly and properly submitted and recommend appropriate action to the Company's board. Currently, neither the committee nor the Company's board has a specific policy that takes diversity into consideration in identifying nominees for director, except that the committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The committee does consider diversity of the board, however, as part of its annual evaluation of the effectiveness of board oversight.

Compensation Committee

The Corporate Governance/Nominating/Compensation Committee addressed compensation issues during two of the five meetings of the committee in 2009. One purpose of the committee is to discharge the board's responsibilities relating to compensation of executive officers of the Company. The committee has overall responsibility for evaluating and approving executive officer salary, benefits, bonus, incentive compensation, severance, equity-based or other compensation plans, as well as compensation policies and programs. The committee also annually reviews the compensation of directors serving on the boards of the Company and the Bank and the Bank's committees. Based on its review, the committee annually recommends director compensation to the Company's board for consideration and approval. The committee does not delegate any of its responsibilities to other officers or directors.

Board Leadership Structure and Role in Risk Oversight

            The board seeks composition of members with diverse professional backgrounds who combine a broad spectrum of experience, expertise and integrity, reside in markets served by the Company and represent financial and business interests of existing and potential customers. The positions of Chairman and Chief Executive Officer have been separate since April 2007.

The Company's board is ultimately responsible for overall risk management functions. Many components of risk management, however, are divided among various Bank board committees to facilitate efficiency and effectiveness of these functions. Each committee is responsible for reporting its activities to the Bank's board. The Risk Committee is responsible for assisting the board in overseeing and reviewing information regarding the Bank's overall risk management framework and processes. The Audit Committee is responsible for oversight of financial reporting processes, system of internal controls, internal and external audit processes, and monitoring compliance with laws and regulations. The CRA Committee is responsible for assessment and implementation of actions necessary to comply with the Community Reinvestment Act. The Trust Committee is responsible for oversight of risk management as it relates to the Bank's trust department. The Information Technology Committee is responsible for risk management oversight of activities related to the Bank's information technology infrastructure, computer services, data communication systems, data security and utilization of all technology resources. The Executive Committee has risk management responsibilities related to the approval of loans in accordance with our loan policy. The Corporate Governance/Nominating/Compensation Committee is responsible for oversight of risk management as it relates to compliance with corporate governance laws, safe and sound corporate governance practices, nomination of directors and compensation of executive officers and directors. As part of its responsibility to ensure strong corporate governance practices are followed, this committee has the responsibility to evaluate effectiveness of board oversight. In this process, the committee reviews the charter and activities of each committee on an annual basis to ascertain if each committee is functioning as outlined in the appropriate charter and as it relates to the overall oversight function of the board.

Compensation Committee Interlocks and Insider Participation

             The Corporate Governance/Nominating/Compensation Committee consists of five directors as identified in the Compensation Committee Report. No member of this committee has at any time been an officer or employee of the Company, the Bank or any of its subsidiaries and all are considered independent based on guidelines described above. None of our executive officers serves, or in the past year served, as a member of the board of directors or compensation committee of any entity that has or had one or more of its executive officers serving on our board of directors or the Corporate Governance/Nominating/Compensation Committee.

Code of Ethics

                The Company has a Code of Ethics applicable to all employees, including the principal executive officer as well as all professionals serving in a finance, accounting, treasury, tax or investor relation role. A separate Code of Ethics is applicable to financial professionals and contains provisions specific to financial professionals. Both the Code of Conduct and the Code of Ethics for Financial Professionals are available under the "About Us - Investor Relations" section on our website at www.firstcitizens-bank.com. We also intend to post changes and amendments (if any) to our Code(s) of Conduct and Ethics on our website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth, as of February 26, 2010, the record date for the annual meeting, the beneficial ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director and nominee, (iii) each of our Named Executive Officers (as hereinafter defined) identified in the section below entitled "Executive Compensation - Summary Compensation Table" and (iv) all directors and executive officers as a group. As of February 26, 2010, there were 3,625,469 shares of our common stock outstanding. We relied on information supplied by directors, executive officers and beneficial owners for purposes of this table.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
First Citizens National Bank Employee Stock Ownership Plan and Trust	754,985	20.82%
Jeffrey D. Agee	9,574(2)	*
Eddie Eugene Anderson	10,556	*
J. Walter Bradshaw	40,717	1.12%
Laura Beth Butler	300(2)	*
James Daniel Carpenter	3,226	*
William C. Cloar	20,208	*
Richard W. Donner	8,978	*
Bentley F. Edwards	886	*
Larry W. Gibson	6,887	*
Christian E. Heckler	250(2)	*
Ralph E. Henson	13,450(2)	*
Barry T. Ladd	24,693	*
John M. Lannom	26,840	*
Stallings Lipford	32,307(2)	*
Judy Long	3,744(2)	*
Milton E. Magee	53,758	1.48%
Allen G. Searcy	19,031	*
G.W. Smitheal	32,211	*
David R. Taylor	2,544(3)	*
Larry S. White	59,751	1.65%
Dwight Steven Williams	9,724	*
Katie S. Winchester	2,015(2)	*
Joseph S. Yates	4,610	*
Directors and executive officers as a group (26 persons)	387,612(2)	10.69%

__________________________

*              Less than one percent.

(1)       The address for all listed beneficial owners is One First Citizens Place, Dyersburg, Tennessee 38024.

(2)       Excludes shares of our common stock held through the First Citizens National Bank Employee Stock Ownership Plan and Trust (the "ESOP"). As of February 26, 2010, the numbers of shares of our common stock held by directors and Named Executive Officers were as follows:

Name	Number
Jeffrey D. Agee	18,702
Laura Beth Butler	664
Christian E. Heckler	1,094
Ralph E. Henson	28,366
Stallings Lipford	24,996
Judy Long	14,876
Katie S. Winchester	25,789

(3)    Includes 553 shares owned by Mr. Taylor's wife, of which Mr. Taylor disclaims beneficial ownership.

COMPENSATION DISCUSSION AND ANALYSIS

                The Company's compensation program is designed to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the success of the Company. In order to link pay to performance, an executive compensation program is provided that includes base pay, annual incentive bonuses and retirement benefits through contributions to our ESOP and 401(k) plan. In addition, all executive officers except for the Chief Financial Officer and Southwest Market Regional President are provided life insurance during the term of their employment and in post-retirement periods. Life insurance benefits for each of the Chief Financial Officer and Southwest Market Regional President are limited to the term of their employment.

Compensation Philosophy

                The same philosophies used in determining compensation for all Named Executive Officers are used in determining compensation for the Chief Executive Officer and Chief Financial Officer. The Chief Executive Officer's compensation has been reviewed and set by the Compensation Committee since 1996. The Compensation Committee establishes compensation of the Chief Executive Officer based on the achievement of specific financial and non-financial objectives, as discussed below. The Chief Executive Officer makes recommendations for the base salaries of all executive officers (other than himself), subject to approval of the Compensation Committee. No specific weighting or formula is used to determine the aggregate amount of base salary and cash incentive bonus for the Chief Executive Officer or the Chief Financial Officer. In determining the aggregate amount of base salary and cash incentive bonus for each of the Named Executive Officers, the Compensation Committee considers total compensation levels for chief executive officer, chief financial officer and other similarly-situated executive officer positions at peer financial institutions as published in annual compensation and benefits surveys conducted by the American Bankers Association, the Tennessee Bankers Association and The Delves Group, a consulting firm that designs, conducts and administers compensation surveys to banking and financial services companies and provides data on salaries, cash incentives, equity incentives benefits and perquisites for positions from teller to chief executive officer. These surveys do not identify specific banks or bank holding companies that participated in the survey and provide data for the participating institutions grouped according to asset size and geographic region. In its review of the aggregate amount of base salary and incentive bonus for the Named Executive Officers for 2009, the Compensation Committee primarily focused on data in these surveys for financial institutions with an asset size of $500 million to $1 billion located in the Southeastern region of the United States. The Compensation Committee utilized these surveys to determine if the total compensation (base salary plus incentive bonus) for each Named Executive Officer was competitive and appropriate to retain and reward the executive, based on a comparison of the average of the 50th and 75th percentiles of total compensation for similarly situated executives presented in the surveys. The Company has not engaged any compensation consultants to assist in determining or recommending the amount or form of executive compensation awarded.

Base Salary

                Ms. Winchester's base salary is determined in accordance with the terms of her employment agreement, as discussed below in the section entitled "Executive Compensation - Summary Compensation Table - Employment Agreements." Subject to approval of the Compensation Committee, base salaries of the other Named Executive Officers are set annually based upon job-related experience, individual performance and pay levels of similar positions at peer institutions. For each executive office position, salary and incentive bonus ranges for similarly situated executives in our peer group as published in annual surveys are averaged and compared to current salary and incentive bonus levels for our executives. The Compensation Committee determined that the 2009 base salary plus cash incentive bonus for each of the Named Executive Officers was at or below the aggregate average base salary plus incentive bonus reported in the surveys. Further, the Compensation Committee determined that each of the Named Executive Officers (excluding Ms. Winchester) had an aggregate base salary and cash incentive bonus for 2009 that was at or below the 50th percentile of the aggregate base salary plus incentive bonus for financial institutions in our asset size and region, as reported in the Delves Group survey.

The following table provides the base salary for each of the Named Executive Officers for the year ended December 31, 2009:

Name	2008 Base Salary	Change from 2007 Base Salary
Jeffrey D. Agee	$206,000	3%
Laura Beth Butler	113,000	3%
Katie S. Winchester	200,000	0%
Judy Long	164,800	3%
Christian E. Heckler	133,900	3%

Incentive Compensation Plan

                Each of the Named Executive Officers except for Ms. Winchester is eligible for a cash incentive bonus under a customized individual incentive plan. Each incentive plan provides bonus cash compensation based on corporate, business unit and individual performance goals established each year by the Compensation Committee. For 2009 cash bonuses, the level of incentive compensation for the four eligible Named Executive Officers was based on a minimum return on equity of 10.0% for the Company. Because the Company had a return on equity of 10.19% for the year ended December 31, 2009, each of the eligible Named Executive Officers received a cash incentive bonus under his or her respective incentive plan. After the amount of each earned bonus is determined for each eligible Named Executive Officer, as discussed below, up to 25% of each such bonus can be deducted from the total amount actually paid if the executive does not meet or exceed personal business development goals during the plan year. For 2009, all eligible Named Executive Officers met or exceeded their personal business development goals and, therefore, no cash incentive bonuses were reduced.

                Prior to 2008, cash incentives were paid annually in December of the corresponding year. Beginning in 2008, annual incentive compensation for each year is paid in January of the following year. The following bonuses were paid to the Named Executive Officers in 2010 based on achievement of corporate and individual performance goals for 2009:

Name	Percentage of Potential Bonus Received	Incentive Plan Compensation
Jeffrey D. Agee	70%	$104,163(1)
Laura Beth Butler	96%	48,000(1)
Katie S. Winchester	N/A	--
Judy Long	70%	57,680
Christian E. Heckler	53%	15,500

(1)  Includes discretionary cash bonus awarded by the Compensation Committee.

                For 2009, the Compensation Committee revised the incentive plans for Mr. Agee and Ms. Long to ensure the compensation program was competitive, comprehensive and properly reflective of our strategic direction. The new plan provides an incentive of 25% to 50% of base salary based on performance in certain categories. Performance is measured using a "balanced scorecard" matrix, which is aligned with our strategic goals of creating long-term shareholder value and protecting the interests of the Bank's depositors. The plan is subject to the Company attaining a minimum return on equity as set by the board of directors, which was set at 10.0% for 2009. The "balanced scorecard" matrix for 2009 was equally weighted with five major components, which were as follows:

Performance Metric	Description
Employees

Employee turnover rates compared to peer institutions and corporate culture survey results are used to gauge achievement of goals to attract, develop and retain high quality employees in a positive corporate culture and environment.

Customers	Results from various customer surveys provide independent feedback about mission to provide an exceptional level of customer service.
Growth and Innovation

Growth and innovation drive and create long-term shareholder value. Quantitative factors include growth rates for assets, market share and referrals. Qualitative factors considered include leadership development, new projects, products or services implemented during the plan year and other accomplishments.

Shareholder Return	Shareholder return is measured by comparing the Company to peer institutions on dividend yield, return on equity and total shareholder return.
Regulatory Ratings	Consideration of regulatory ratings helps ensure balance of risk management and profitability.

Performance targets related to employee turnover rates and shareholder return were derived based on performance in such categories by peer institutions, primarily those located in the Southeastern region of the United States with asset size of $500 million to $1 billion. Additionally, the performance targets related to corporate culture surveys; customer surveys; growth rates for assets, market share and referrals; leadership development; new projects, products and services implemented; and regulatory ratings were established by the Compensation Committee based on our long-term strategic goals. The Compensation Committee believes that the performance targets were difficult to meet and required Mr. Agee and Ms. Long to provide meaningful leadership measured by quantifiable and material increases in performance measures tailored to guarantee the Company's competitiveness. The performance targets set by the Compensation Committee in determining Mr. Agee's and Ms. Long's incentive-based compensation were established in accordance with and represented an essential element of the Company's strategic plan, the disclosure of which would result in a material competitive harm to the Company. Historically, both Mr. Agee and Ms. Long have met the performance targets set by the Compensation Committee in connection with their respective incentive plans.

Based on results of the "balanced scorecard" matrix for 2009, each of Mr. Agee and Ms. Long received incentive pay totaling 35% of their respective base salary. The Compensation Committee recommended and approved a discretionary cash bonus of $32,000 for Mr. Agee as an effort to strategically adjust his total compensation to more closely align with peer levels, which resulted in an aggregate incentive cash bonus equal to 51% of his base salary. The average of the 50th and 75th percentiles of his appropriate peers' base salary reflected in the compensation surveys was $251,000 compared to Mr. Agee's base salary of $206,000.

The above-referenced performance metrics are designed to create long-term shareholder value and incentivize Mr. Agee and Ms. Long with measurable goals. It is possible, however, certain of these metrics, taken alone, could encourage Mr. Agee or Ms. Long to take certain risks that could have a material adverse effect on the Company. For example, with respect to the "growth and innovation" factor related to asset growth rate, the executives could attempt to grow assets in a given year by increasing the loan portfolio without considering the ability of borrowers to repay such loans, which could increase the amount of non-performing loans in the future. The Compensation Committee believes, however, that the "balanced scorecard" matrix mitigates such risks because risk-taking in one performance metric would likely negatively impact results for another performance metric. For example, if the executive increased the loan portfolio without considering the ability of borrowers to repay in order to increase his or her "growth and innovation" performance rating, then the "regulatory ratings" and "shareholder return" performance ratings would likely decrease in subsequent years. Because each of the performance metrics in the "balanced scorecard" matrix are weighted equally and address broad areas of overall performance, the Compensation Committee believes that the executives are incentivized not to take risks that might have a material adverse effect on the Company.

For the year ended December 31, 2009, the incentive plan for Ms. Butler approved by the Compensation Committee based on the recommendation of the Chief Executive Officer consisted of a discretionary component and a performance-based component. The Compensation Committee also recommended and approved a discretionary cash bonus of $10,000 as an effort to strategically adjust her total compensation to more closely align with peer levels. The performance-based plan provided for a bonus of up to $40,000 if certain individual and Company performance targets were met. This target amount was set in an attempt to align Ms. Butler's potential total compensation (base salary plus aggregate incentive bonus) with the average of the 50th and 75th percentiles of her appropriate peers' total compensation reflected in the compensation surveys. There were five equally weighted performance targets for 2009, which consisted of the following:

Performance Metric	Description
Return on Equity	Return on equity is benchmarked against Southeast Bank Group Index (data provided by SNL Financial and produced by Mercer Capital's Financial Institutions Group) and must meet or exceed peer averages.
Total Shareholder Return	Total shareholder return is benchmarked against Southeast Bank Group Index and must meet or exceed peer averages.
Dividend Yield	Dividend yield is benchmarked against Southeast Bank Group Index and must meet or exceed peer averages.
Audits	Results and/or ratings of internal and external audits must be satisfactory and limited to minor findings/exceptions, if any.
Regulatory Ratings	Consideration of regulatory ratings helps ensure balance of risk management and profitability.

The performance targets related to return on equity, total shareholder return and dividend yield were derived based on performance in such categories by peer institutions in the Southeast Bank Group Index. Additionally, the performance targets related to internal and external audits and regulatory ratings were established by the Compensation Committee based on long-term strategic goals. The Compensation Committee believes that  performance targets were difficult to meet and required Ms. Butler to provide meaningful leadership measured by quantifiable and material increases in performance measures tailored to guarantee the Company's competitiveness. The performance targets set by the Compensation Committee in determining Ms. Butler's incentive-based compensation were established in accordance with and represented an essential element of the Company's strategic plan, the disclosure of which would result in a material competitive harm to the Company. Historically, Ms. Butler has met the performance targets set by the Compensation Committee in connection with her incentive plan.

Based on performance results with respect to these measures and considering the discretionary cash bonus, Ms. Butler received a cash bonus totaling 42% of her base salary.

The above-referenced performance metrics are designed to create long-term shareholder value and incentivize Ms. Butler with measurable goals. It is possible, however, certain of these metrics, taken alone, could encourage Ms. Butler to take certain risks that could have a material adverse effect on the Company. For example, Ms. Butler could attempt to grow return on equity in a given year by increasing the loan portfolio to increase interest income without considering the ability of borrowers to repay such loans, which could increase the amount of non-performing loans in the future. The Compensation Committee believes, however, that Ms. Butler's overall performance matrix mitigates such risks because risk-taking in one performance metric would likely negatively impact results for another performance metric.  For example, if Ms. Butler attempted to minimize the allowance for loan losses in order to increase her "return on equity" performance rating, then the "regulatory ratings" performance rating would likely decrease in subsequent years. Because each of the performance metrics in Ms. Butler's performance matrix are weighted equally and address broad areas of overall performance, the Compensation Committee believes that Ms. Butler is incentivized not to take risks that might have a material adverse effect on the Company.

For the year ended December 31, 2009, the incentive plan for Mr. Heckler was approved by the Compensation Committee based on the recommendation of the Chief Executive Officer. The plan provided for a bonus of up $29,500 if certain Company performance targets were met. This target amount was set in an attempt to align Mr. Heckler's potential total compensation (base salary plus incentive bonus) with the average of the 50th and 75th percentiles of his appropriate peers' total compensation reflected in the compensation surveys. There were six performance targets designed to emphasize credit quality, customer service, employee retention as well as overall growth and profitability goals of the Southwest Region. The factors were as follows:

Performance Metric	Description	Weighting Factor
Loan volume goals	Loan volumes must meet or exceed internal growth goals as determined by the Chief Executive Officer and board of directors.	14%
Deposit volume goals	Total deposit and core deposit volumes must meet or exceed internal growth goals as determined by the Chief Executive Officer and board of directors.	42%
Profitability	Net interest margins and cost accounting budgets must meet or exceed internal goals as determined by the Chief Executive Officer and board of directors.	13%
Customers	Results from various customer surveys provide independent feedback about the mission to provide an exceptional level of customer service.	14%
Employees	Employee turnover rates compared to peer institutions and corporate culture survey results are used to gauge achievement of goals to attract, develop and retain high quality employees in a positive corporate culture and environment.	7%
Average Loan Yield	Average loan yield is benchmarked to Uniform Bank Performance Report and must be equal or exceed peer averages.	10%

The performance target related to average loan yield was derived based on the Uniform Bank Performance Report as provided by the Federal Financial Institutions Examination Council and the performance target related to employee turnover rate was derived based on performance in such categories by peer institutions, including primarily those located in the Southeastern region of the United States with asset size of $500 million to $1 billion. Additionally, performance targets related to loan volume, total deposit and core deposit volumes, net interest margin, cost accounting budgets, customer surveys and corporate culture surveys were established by the Chief Executive Officer and the board of directors based on long-term strategic goals. The Compensation Committee believes that performance targets were difficult to meet and required Mr. Heckler to provide meaningful leadership measured by quantifiable and material increases in performance measures tailored to guarantee the Company's competitiveness. The performance targets used to determine Mr. Heckler's incentive-based compensation were established in accordance with and represented an essential element of the Company's strategic plan, the disclosure of which would result in a material competitive harm to the Company. Historically, Mr. Heckler has met the performance targets set in connection with his incentive plan.

                In addition to performance factors listed above, certain penalties apply if certain asset quality factors are not met. Such asset quality factors consisted of meeting internal goals for the Southwest Region regarding past due loans as a percentage of the loan portfolio, gross charge-offs as a percentage of the loan portfolio, problem loans as a percentage of the loan portfolio, loan policy and documentation exceptions as a percentage of the loan portfolio, regulatory compliance errors, less than satisfactory results of branch audits and untimely identification of problem loans. Such penalties had the potential to reduce incentive payouts by more than 50% of the eligible amount.

             Mr. Heckler earned an incentive bonus of $23,500 out of a potential $29,500, based on actual performance in 2009 compared to performance goals described above, and deductions related to personal business development goals totaling $8,000 were applied to reduce the incentive bonus, resulting in a net incentive of $15,500. Consequently, Mr. Heckler received a cash bonus totaling 12% of his base salary.

The above-referenced performance metrics are designed to create long-term shareholder value and incentivize Mr. Heckler with measurable goals. It is possible, however, certain of these metrics, taken alone, could encourage Mr. Heckler to take certain risks that could have a material adverse effect on the Company. For example, Mr. Heckler could attempt to increase loan volume in a given year by increasing the loan portfolio without considering the ability of borrowers to repay such loans, which could increase the amount of non-performing loans in the future. The Compensation Committee believes, however, that Mr. Heckler's overall performance matrix mitigates such risks because risk-taking in one performance metric would likely negatively impact results for another performance metric. For example, if Mr. Heckler increased the loan portfolio without considering the ability of borrowers to repay in order to increase his "loan volume" performance rating, then the "average loan yield" performance rating would likely decrease in subsequent years. While the performance metrics in Mr. Heckler's performance matrix are not equally weighted, the Compensation Committee believes that the matrix as a whole does not encourage Mr. Heckler to take risks that could have a material adverse effect on the Company. The performance metric with the heaviest weighting is total deposit and core deposit growth. Although significant growth in this performance metric could have a material adverse effect on the Company if deposits were priced significantly above market, the net interest margin performance metric serves as a mitigating factor to encourage Mr. Heckler to price deposits at or below market.

Compensation Policies and Practices Related to Risk Management

                The Compensation Committee and management endeavor to structure compensation for all employees, including executive officers, in a manner that will not incentivize risk-taking activities above acceptable risk tolerance levels established by the Board of Directors and aligned with the Company's strategic plan. The Compensation Committee endeavors to include broad areas of overall performance and individual performance in each executive officer's incentive compensation plan in a balanced manner so that no executive is incentivized to take risks that might have a material adverse effect on the Company. In particular, the Compensation Committee believes that none of the Named Executive Officers are incentivized to take any such risks, as described in the previous section entitled "Incentive Compensation Plan."

Certain employees of the Company and the Bank are eligible for commissions and other cash incentives. Management has adopted various plans and policies that govern potential cash incentives that are payable to non-executives and the Compensation Committee annually reviews and approves these plans and policies. Management endeavors to include broad areas of our overall performance and individual performance in the various employee incentive compensation plans in a balanced manner so that no employees are incentivized to take risks that might have a material adverse effect on us. Management believes that the performance targets in each employee incentive compensation plan mitigate such risks because risk-taking in one performance area would likely negatively impact the results for another performance area, resulting in a decreased commission or cash incentive for a given employee.  Management believes that none of the non-executive employees are incentivized to take risks that might have a material adverse effect on the Company.

Retirement Contributions

                The ESOP provides for participation by all employees of the Bank who are at least 21 years old and who have completed a year of service if, at the end of the first 12 consecutive months of employment, the employee has been credited with at least 1,000 hours of service. All Named Executive Officers are participants in the ESOP. The Bank annually makes a discretionary contribution under the ESOP, which equaled 2% of each participant's total compensation for 2009.

The Bank's 401(k) plan provides for participation by all employees of the Bank who are at least 21 years old and who have completed a year of service if, at the end of the first 12 consecutive months of employment, the employee has been credited with at least 1,000 hours of service. All Named Executive Officers are participants in the 401(k) plan. The Bank makes contributions under the 401(k) plan equal to 3% of each participant's total compensation. In addition, employees may elect to make employee contributions subject to applicable IRS regulations and limits. Total compensation for retirement contribution purposes is based on total compensation subject to federal income tax for each calendar year.

Endorsement Split Dollar Life Insurance and Imputed Income Tax Reimbursement Agreements

The Bank has a bank-owned life insurance plan that offers endorsement split dollar life insurance to certain officers of the Bank with a position of Vice President and higher. Each Named Executive Officer participates in this plan. Each of the Named Executive Officers, except for Ms. Butler and Mr. Heckler, is eligible for death benefits in post-retirement periods under this plan. Each of Ms. Butler and Mr. Heckler is eligible for death benefits under the plan limited to the term of employment.

Executive Management Life Insurance Death Benefit Only Salary Continuation Plans provided for in the employment agreements with each of Ms. Winchester, Ms. Long and Messrs. Agee, Ladd and Henson were replaced in December 2007 with endorsement split dollar life insurance plans and Amended and Restated Split Dollar Agreements. The new agreements combine the death benefits from the Bank's larger group plan discussed above with the death benefits established in the Executive Management Life Insurance Death Benefit Only Salary Continuation Plans. The new agreements did not change the total after-tax death benefit provided to each participant.

Because the new Endorsement Split Dollar Life Insurance Plans created imputed income to each participant without generating cash to pay the tax expense associated with the imputed income, and in order to provide participants the same after-tax benefit provided under the previous plans, effective January 1, 2008 we entered into Imputed Income Tax Reimbursement Agreements with Ms. Winchester, Mr. Agee, Ms. Long, Mr. Ladd and Mr. Henson under the Amended and Restated Split Dollar Agreements. The Imputed Income Tax Reimbursement Agreements provide for annual cash payments to the participants until death beginning in March 2009 for the previous tax year in amounts equal to a portion of federal income taxes attributable to (i) the income imputed to the participant on the benefit under the Amended and Restated Split Dollar Agreement and (ii) the additional cash payments under the Imputed Income Tax Reimbursement Agreement. Each participant was 100% vested in this benefit as of January 1, 2008. Interest accrues monthly at a discount rate of 7.0%. The plan is accounted for under guidance provided in Financial Accounting Standards Board Accounting Standards Codification Topic 710-10.

EXECUTIVE COMPENSATION

Executive Officers

The Company's board of directors has the authority to appoint officers of the Company. Each officer will hold office for such term as may be prescribed by the board of directors and until such person's successor is chosen and qualified or until such person's death, resignation or removal. Each of Mr. Agee, Ms. Long and Ms. Winchester has entered into an employment agreement with the Company. The biographies of Messrs. Agee and Heckler and Ms. Winchester are provided in the section above entitled "Proposal 1: Election of Directors."

Laura Beth Butler, age 34, has served as Senior Vice President and Chief Financial Officer for the Company and the Bank since June 2004. Ms. Butler is a Certified Public Accountant and previously served as Senior Audit Manager of the banking practice of a local accounting firm from 2000 to 2004.

Judy Long, age 55, has served as Vice President and Secretary for the Company and the Bank since August 1999. Ms. Long previously served as Senior Vice President, Chief Operations Officer and Secretary from 1997 to 1999, Senior Vice President and Administrative Officer from 1996 to 1997 and Vice President and Loan Operations Manager from 1992 to 1996. Ms. Long has been employed by the Company since July 1974.

Summary Compensation Table

                The table below discloses compensation paid to each of the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers who were serving as executive officers at December 31, 2009 and whose total compensation for 2009 exceeded $100,000 (the "Named Executive Officers"). This tabulation is for the years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
Jeffrey D. Agee Chief Executive Officer and President	2009	$206,000	$104,163	$1,145	$26,848	$338,156
	2008	200,000	63,250	20,677	36,535	320,462
	2007	185,000	69,133	--	40,561	294,694
Laura Beth Butler Chief Financial Officer	2009	113,300	48,000	--	7,124	168,424
	2008	110,000	23,000	--	11,317	144,317
	2007	100,000	16,013	--	15,208	131,221
Katie S. Winchester Chairman	2009	200,000	--	3,671	32,981	236,652
	2008	200,000	--	119,824	44,967	364,791
	2007	280,000	102,200	--	47,451	429,651
Judy Long Chief Operating Officer	2009	164,800	57,680	1,867	24,175	248,522
	2008	160,000	42,550	34,780	31,658	268,988
	2007	154,260	57,006	--	34,994	246,260
Christian E. Heckler Southwest Market Regional President	2009	133,900	15,500	--	25,809	175,209
	2008	130,000	14,915	--	33,213	178,128
	2007	125,000	19,963	--	40,051	185,014

_________________________________________________
(1)           Reflects cash bonus awards earned during years indicated.
(2)           The key assumptions used to determine the present value of the accumulated benefit under the Imputed Income Tax Reimbursement Agreements are described below in the section entitled "- Pension Benefits."
(3)           Details of the amounts reported as All Other Compensation for 2009 are as follows:

Name	Taxable Automobile Fringe Benefit	Imputed Income for Life Insurance Benefit	Retirement Plan Contribution	Director Fees(a)
Jeffrey D. Agee	$1,006	$592	$12,250	$13,000
Laura Beth Butler	--	294	6,830	--
Katie S. Winchester	5,697	3,885	10,399	13,000
Judy Long	2,418	806	10,951	10,000
Christian E. Heckler	3,741	172	8,327	12,750

__________________________

(a)            Named Executive Officers who are also directors receive fees for board meetings they attend but not for Bank board committee meetings. For additional information about fees for board meetings, see the section below entitled "Director Compensation." Compensation for service by Named Executive Officers on our board of directors and the Bank board of directors during the year ended December 31, 2009 are reflected in the following table:

Name	Fees Earned or Paid in Cash	All Other Compensation*	Total
Jeffrey D. Agee	$5,000	$8,000	$13,000
Katie S. Winchester	--	13,000	13,000
Judy Long	9,000	1,000	10,000
Christian E. Heckler	12,750	--	12,750

__________________________

*              All Other Compensation consists of director fees paid to charitable organizations.

Employment Agreements

                Employment agreements are currently in effect for Mr. Agee, Ms. Long and Ms. Winchester. Agreements for Mr. Agee and Ms. Long include severance provisions in the event the executive voluntarily terminates his or her employment or the executive is terminated under certain circumstances, including without "cause" or in connection with a change in control, as specified below. Under the employment agreements for Mr. Agee and Ms. Long, "cause" generally means (i) the conviction of the executive or the rendering of a final non-appealable judgment for the willful and continued failure to substantially perform his or her duties under the agreement, our policies or federal or state law, which breach of duty materially adversely affected the safety and soundness of the Company or (ii) the non-appealable conviction of a felony. Further, "change in control" generally means (i) the acquisition by any person or group of persons of the shares of the Company or the Bank which, when added to any other shares beneficially owned by such acquiror, results in ownership by any person(s) of 10% of such stock or which would require prior notification under federal or state banking laws or regulations, or (ii) the occurrence of any merger, consolidation or reorganization to which the Company or the Bank is a party and to which the Bank or the Company is not a surviving entity, or the sale of substantially all assets of the Company or the Bank.

Under the employment agreements for Mr. Agee and Ms. Long, if termination by the Company for cause occurs before, coincident with or after a change in control or termination by the executive occurs prior to a change in control (including by reason of death, disability or retirement), the executive is entitled to receive (a) his or her base salary at the annual rate in effect through the last day of the month in which the termination occurs, (b) a pro-rata portion of any bonus earned prior to the date of termination to the extent not paid and (c) any amounts due under any other benefit plan in effect at the date of termination. If termination by the Company without cause occurs at least six months before a change in control, the executive is entitled to receive payments under the agreement through the end of the term of the agreement without further automatic extensions. Both of these employment agreements are renewable annually in April.

In the event that either Mr. Agee or Ms. Long is terminated without cause or terminates his or her employment coincident with or following a change of control (including by reason of death, disability or retirement), the employment agreements provide for compensation in addition to amount specified above that the executive would receive upon termination for cause. In these circumstances, the executive would also receive a lump sum cash payment in an amount equal to two times compensation paid in the preceding calendar year, or scheduled to be paid to the executive during the year of the termination, whichever is greater, plus an additional amount sufficient to pay United States income tax on such lump sum amount; provided, however that if the lump sum payment, together with other payments that the executive is entitled to receive from the Company, would constitute a parachute payment under Section 280G of the Internal Revenue Code, the payment will be reduced to the largest amount that would result in no portion of the lump sum payment being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. For purposes of this calculation, compensation is equal to the amount of total compensation reported or to be reported on the executive's Form W-2 for the applicable year.

Pursuant to these employment agreements as amended by the Amended and Restated Split Dollar Agreements (described above in the section entitled "Compensation Discussion and Analysis - Endorsement Split Dollar Life Insurance and Imputed Income Tax Reimbursement Agreements"), the Company has purchased a life insurance policy for each of Mr. Agee and Ms. Long with a face amount of $650,000. Upon the death of Mr. Agee prior to separation of service, we will pay an amount equal to $650,000 from the proceeds of the policy to the person(s) he properly designated or the personal representative of the his estate. Upon the death of Mr. Agee after separation of service, we will pay an amount equal to $300,000 from the proceeds of the policy to the person(s) he properly designated or the personal representative of his estate. Upon the death of Ms. Long prior to or after separation of service, we will pay an amount equal to $650,000 from the proceeds of the policy to the person(s) she properly designated or the personal representative of her estate. All proceeds received from the policy in excess of these amounts will be retained by the Company to offset the cost of providing these benefits.

                The employment agreement for Ms. Winchester was amended and restated effective January 1, 2008 to provide for part-time employment. The term of employment under the new contract ends December 31, 2011, unless earlier terminated pursuant to the terms of the contract. The contract provides for annual base compensation of $200,000 inclusive of payment of premiums on her long-term care insurance. Additional benefits include payment of premiums on health insurance and use of a bank-owned vehicle. Ms. Winchester participates in the ESOP and 401(k) plan and will serve as a member of the board during the term of her employment for so long as shareholders continue to elect her. Ms. Winchester does not participate in any incentive compensation plans offered to other Named Executive Officers. Pursuant to her Amended and Restated Split Dollar Agreement (described above in the section entitled "Compensation Discussion and Analysis - Endorsement Split Dollar Life Insurance and Imputed Income Tax Reimbursement Agreements"), the Company has purchased a life insurance policy for Ms. Winchester with a face amount of $850,000. Upon the death of Ms. Winchester prior to or after separation of service, we will pay an amount equal to $850,000 from proceeds of the policy to the person(s) she properly designated or the personal representative of her estate. All proceeds received from the policy in excess of this amount will be retained by the Company to offset the cost of providing the benefit.

Pension Benefits

The following table provides information regarding the present value of the accumulated benefit to each of our Named Executive Officers under the corresponding Imputed Income Tax Reimbursement Agreement, each of which is a non-qualified defined benefit plan and not a pension plan, as of December 31, 2009:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Jeffrey D. Agee	Imputed Income Tax Reimbursement Agreement	N/A	$21,822	$306
Laura Beth Butler	--	--	--	--
Katie S. Winchester	Imputed Income Tax Reimbursement Agreement	N/A	123,495	4,358
Judy Long	Imputed Income Tax Reimbursement Agreement	N/A	36,647	564
Christian E. Heckler	--	--	--	--

                Under each Imputed Income Tax Reimbursement Agreement, the present value of the accumulated benefit consists of two components - service costs and interest costs. Service costs are based on the net present value of the sum of payments in accordance with each participant's agreement. Interest costs are credited at an interest rate of 7%.

Potential Payments Upon Termination or Change-in-Control

                We have entered into certain agreements and maintain certain plans that will require us to provide compensation to Mr. Agee and Ms. Long in the event of a termination of employment or change in control. We are not required to make any payments to Mr. Heckler, Ms. Butler or Ms. Winchester upon their termination or a change in control except for death benefits from life insurance plans described above in the section entitled "Compensation Discussion and Analysis - Endorsement Split Dollar Life Insurance and Imputed Income Tax Reimbursement Agreements." The amount of compensation payable to each Named Executive Officer if each situation occurred on December 31, 2009 is listed in the tables below.

Mr. Agee

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$-	$62,647(1)	$-	$653,036(2)	$650,000(3)
Federal Tax Gross-Up Payments	-	-	-	228,563(4)	-

Ms. Butler

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$-	$-	$-	$-	$300,000(3)
Federal Tax Gross-Up Payments	-	-	-	-	-

Ms. Winchester

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$-	$-	$-	$-	$850,000(3)
Federal Tax Gross-Up Payments	-	-	-	-	-

Ms. Long

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$-	$50,117(1)	$-	$468,540(2)	$650,000(3)
Federal Tax Gross-Up Payments	-	-	-	163,989(4)	-

Mr. Heckler

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$-	$-	$-	$-	$300,000(3)
Federal Tax Gross-Up Payments	-	-	-	-	-

__________________________

(1)   Pursuant to the Named Executive Officer's employment agreement, the amount shown reflects a severance payment equal to the executive's base salary at the annual rate for the period from December 31, 2009 to the end of the current term of the agreement, April 21, 2010, and assumes that the termination occurs at least six months before a change in control.

(2)   Pursuant to the Named Executive Officer's employment agreement, the amount shown reflects a severance payment equal to two times the compensation that is subject to federal income taxes for 2009.

(3)   Pursuant to the Named Executive Officer's Amended and Restated Split Dollar Agreement, the amount shown reflects the proceeds from a life insurance policy purchased and maintained by the Company, offset by our cost in providing the benefit. For Mr. Agee, the amount shown reflects a payment upon his death prior to separation of service.

(4)   Pursuant to the Named Executive Officer's employment agreement, the amount shown reflects an amount sufficient to pay income tax on the severance amount, assuming a tax rate of 35%.

DIRECTOR COMPENSATION

The following table provides information with respect to director compensation for directors who were not Named Executive Officers for the fiscal year ended December 31, 2009:

Name	Fees Earned or Paid in Cash	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation	Total
Eddie E. Anderson	$18,500	$--	$1,500	$20,000
J. Walter Bradshaw	7,000	--	8,000	15,000
James Daniel Carpenter	9,000	--	6,000	15,000
William C. Cloar	14,500	--	--	14,500
Richard W. Donner	22,167	--	2,000	24,167
Bentley F. Edwards	18,500	--	1,000	19,500
Larry W. Gibson	14,000	--	1,000	15,000
Ralph E. Henson	6,000	1,601	113,079(3)	120,680
Barry T. Ladd	19,000	1,377	4,933	25,310
John M. Lannom	29,500	--	--	29,500
Stallings Lipford	7,500	--	130,538(2)	138,038
Milton E. Magee	32,000	--	--	32,000
Allen G. Searcy	28,000	--	2,000	30,000
G.W. Smitheal	20,000	--	--	20,000
David R. Taylor	20,000	--	12,000(2)	32,000
Larry S. White	--	--	20,000(2)	20,500
P. H. White, Jr.(3)	--	--	7,500	7,500
Dwight Steven Williams	15,000	--	5,000	20,000
Joseph S. Yates	13,500	--	1,000	14,500

__________________________

(1)        Messrs. Henson and Ladd are participants in the non-qualified defined benefit plan discussed in the section above entitled "Compensation Discussion and Analysis - Endorsement Split Dollar Life Insurance and Imputed Income Tax Reimbursement Agreements." The key assumptions used to determine the present value of the accumulated benefit under the Imputed Income Tax Reimbursement Agreements are described above in the section entitled "Executive Compensation - Pension Benefits." Participant information for these directors is as follows:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Ralph E. Henson	Imputed Income Tax Reimbursement Agreement	N/A	$73,401	$3,132
Barry T. Ladd	Imputed Income Tax Reimbursement Agreement	N/A	72,821	3,318

(2)           Details of the amounts reported as All Other Compensation for 2009 are as follows:

Name	Salary	Imputed Income for Life Insurance Benefits	Retirement Plan Contribution	Fees Paid to Charitable Organizations
Ralph E. Henson	$ 100,000	$ 3,758	$ 5,821	$ 3,500
Stallings Lipford	119,075	5,086	6,377	--
David R. Taylor	--	--	--	12,000
Larry S. White	--	--	--	20,000

(3)             Mr. P. H. White passed away on June 11, 2009.

The board of directors establishes director fees on an annual basis. Directors who are executive officers of the Bank or any of its subsidiaries receive fees for service on the board, but do not receive additional compensation for service on a Bank board committee. In 2009, directors were paid $500 for each Bank board meeting attended as well as an annual retainer fee of $4,000. In addition, annual fees were paid in the amount of $3,000 to each of Ms. Winchester and Messrs. Heckler and Agee for service on our Southwest Region Advisory Board. This Advisory Board considers issues specific to customers in our southwest markets.

                We pay additional amounts annually for service on various Bank board committees. Members of the Audit Committee and Corporate Governance/Nominating/Compensation Committee are each paid $10,000 with an additional $2,000 paid to each committee chairman. Outside directors serving on all other Bank board committees (Trust, CRA, Information Technology and Risk) are compensated at $5,000 annually, except Executive Committee members (Messrs. Donner, Magee, Searcy and White) who receive $10,000 annually.

                All director fees are paid in cash. Directors may choose to have their fees donated to a charitable organization qualifying under Section 501(c)(3) of the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT

                The Compensation Committee has reviewed the section titled "Compensation Discussion and Analysis" with management. Based on the review and discussions with management, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation Committee:
Milton E. Magee, Chairman
Richard W. Donner
John M. Lannom
Allen G. Searcy
David R. Taylor

AUDIT COMMITTEE REPORT

The role and responsibilities of the Audit Committee are set forth in the committee's charter, a copy of which can be found in the "About Us - Investor Relations" section of our website at www.firstcitizens-bank.com. In fulfilling its responsibilities, the Audit Committee:

•         Has reviewed and discussed the audited financial statements with management.

•         Has discussed with Alexander Thompson Arnold PLLC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•         Has received written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with the independent accountants the independent accountants' independence.

                Based on the review and discussions referred to above, the Audit Committee recommended to the Company's board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and for filing with the Securities and Exchange Commission.

Audit Committee:
David R. Taylor, Chairman
Eddie E. Anderson
Bentley F. Edwards
John M. Lannom
G. W. Smitheal

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                We conduct certain transactions with executive officers, directors, principal shareholders and their affiliates (collectively referred to hereafter as "related parties"). Such transactions are conducted under the ordinary course of business and consist primarily of loan and deposit activities. Extensions of credit to related parties are governed by board-approved policies. Such policies are designed and implemented to comply with applicable regulations including but not limited to Regulation O (12 CFR 215). Our Code of Conduct provides guidance regarding transactions with related parties. Written policies and procedures as well as the Code of Conduct require related party transactions to be entered into under substantially the same terms as unrelated party transactions. All non-lending transactions with related parties of a material nature must be approved by the board of directors.

                Banking transactions in the ordinary course of business with directors, officers, principal shareholders and their affiliates are on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable loans with persons not related to the Company. An affiliate includes a corporation or other entity of which an officer or director of the Company is an officer, partner, or 10% shareholder, any trust or estate of which he is a trustee, executor or significant beneficiary or any relative or spouse or spouse's relative who lives in his home. These loans do not represent unfavorable features or more than a normal risk of collectability. These loans aggregated $10.6 million and represented approximately 12.5% of shareholders' equity as of December 31, 2009.

GENERAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

                Our directors and certain of our officers are subject to reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934. Based solely on a review of relevant filings and representations made to us by these persons, all changes in beneficial ownership of securities by insiders were reported to the Securities and Exchange Commission in 2009 on a timely basis.

Proposals by Shareholders/Director Selection

                Shareholder proposals intended to be presented in proxy materials to be mailed in 2011 other than nominees to be proposed for election to the board of directors must be submitted by certified or registered mail to Judy Long, Secretary, First Citizens Bancshares, Inc., P.O. Box 370, Dyersburg, Tennessee 38025-0370. Such proposals must include proof of ownership of our common stock in accordance with Rule 14a-8(b)(2) promulgated under the Securities Exchange Act of 1934, as amended. We must receive all such proposals no later than November 15, 2010 in order for the nomination or proposal to be included in our proxy statement. Shareholder proposals, other than director nominations, submitted after November 15, 2010 but before January 29, 2011 will not be included in our proxy statement, but may be included in the agenda for our 2011 annual meeting if properly submitted to our Secretary at the address listed above.

                Names of nominees to be proposed for election to the board of directors other than those made by the Nominating Committee must be delivered in writing to the Secretary of the Company no later than December 15, 2010. The written notice must include the full name of the proposed director, age and date of birth, educational background and a list of business experience and positions held by the proposed director for the preceding five years. The notice must include home and business addresses and telephone numbers. In addition, the submission must include a signed representation by the nominee to timely provide all necessary information requested by the Company in order that disclosure requirements may be met in the solicitation of proxies for the election of directors. The name of each nominee for director must be placed in nomination by a shareholder present in person at the annual meeting. The nominee must also be present in person at the annual meeting for the nomination to be made.

Shareholder Communication

                Shareholders desiring to communicate directly with the board of directors may do so through the Corporate Governance/Nominating/Compensation Committee by contacting the chairman or any member of the committee. Committee membership is identified in the "About Us - Investor Relations" section of our website at www.firstcitizens-bank.com or may be obtained by calling the Audit Department at 731-287-4275. Letters sent via the U.S. Postal Service may be mailed to Chairman, Corporate Governance Committee, First Citizens National Bank Audit Department, P.O. Box 890, Dyersburg, Tennessee 38025-0890.

Other Business

                The board of directors knows of no other business other than that set forth herein to be transacted at the meeting; but, if other matters requiring a vote of shareholders arise, persons designated as proxies will vote their judgment on such matters. If you specify a different choice on the proxy, your shares will be voted in accordance with the specifications you make.

Annual Reports

A copy of our Annual Report to Shareholders for the year ended December 31, 2009 accompanies this proxy statement. A copy of our Annual Report on Form 10-K for the year ended December 31, 2009 will be furnished without charge to any shareholder who requests such report by sending a written request to:

First Citizens Bancshares, Inc.
P.O. Box 370
Dyersburg, Tennessee 38025-0370
Attention: Judy Long, Secretary

Neither the Annual Report to Shareholders nor the Annual Report Form 10-K is considered proxy-soliciting material except to the extent expressly incorporated by reference in this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

    This proxy statement and our 2009 Annual Report to Shareholders are available in the "About Us - Investor Relations" section of our website at www.firstcitizens-bank.com. If you wish to attend the annual meeting and need directions, please call us at (731) 287-4254.

By Order of the Board of Directors

                /s/ Judy Long
                Judy Long
                 Secretary

Dyersburg, Tennessee
March 15, 2010

FIRST CITIZENS BANCSHARES, INC.
One First Citizens Place
Dyersburg, Tennessee 38024

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of First Citizens Bancshares, Inc., hereby appoints Eddie E. Anderson and Steve Williams, and each of them severally, proxies of the undersigned, with full power of substitution, to vote the shares of common stock of First Citizens Bancshares, Inc. held in the name of the undersigned, at the Annual Meeting of Shareholders to be held in the Lipford Room of First Citizens National Bank, on Wednesday, April 21, 2010, at 10:00 a.m., and at all adjournments or postponements thereof:

(1)           Election of the following nominees as directors of the Company:

                William C. Cloar                                                  Bentley F. Edwards
                James Daniel Carpenter                                     Ralph E. Henson
                Richard W. Donner                                             Stallings Lipford
                Larry S. White

[   ] For all nominees listed above

[   ] Withhold authority to vote for all nominees listed above

INSTRUCTIONS: To withhold authority to vote for any individual nominee listed above, line through or strike out the nominee's name.

(2)           Approval of Alexander Thompson Arnold PLLC as independent registered public accounting firm for the year ending December 31, 2010.

[   ] FOR        [   ] AGAINST        [   ] ABSTAIN

 (3)          In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

This proxy confers authority to vote "For" the propositions listed unless "Against" or "Abstain" is indicated. If no direction is given, this proxy will be voted "For" the election of all nominees named (provided that in the event cumulative voting occurs, the proxy holders will cumulate votes using their judgment so as to ensure the election of as many of the nominees as possible), and "For" approval of Alexander Thompson Arnold PLLC as independent registered public accounting firm for the year ending December 31, 2010.

Please sign exactly as name appears below.

When shares are held by joint tenants both should sign. When signing as attorney, executor, administrator, trustee or guardian, please sign full title. If more than one trustee, all should sign.

Dated ____________, 2010                      Signature ____________________________________________

                                                                        Signature if jointly held __________________________________

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE